Vision Capital Advisors

October 1, 2008

Juma Technology Corp.
154 Toledo Street
Farmingdale, NY 11735
Attn: Mr. Anthony Fernandez, CFO

Re: Registration Rights

Dear Anthony:

Each of Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. (collectively, "Vision") hereby extends the Effectiveness Date as defined in the Registration Rights Agreement dated August 16, 2007, as amended, until October 30, 2008. The registration penalties accruing until October 31, 2008 are hereby waived.

Vision Opportunity Master Fund, Ltd.

By: ______________________
Name: Adam Benowitz
Title: Director

Vision Capital Advantage Fund, L.P.

By: ______________________
Name: Adam Benowitz
Title: Director

20 West 55th Street 5th Floor New York NY 10019 Tel 212.849.8225 Fax 212.867.1416